Exhibit 99.1

News Release	January 30, 2007

Contact: Contact Kenn Entringer at Casey Communications, Inc., (314) 721-2828 or kentringer@caseycomm.com

Cass Information Systems, Inc. Ends 2006

With 37% Per Share Earnings Increase Over 2005

ST. LOUIS – Cass Information Systems, Inc. (NASDAQ: CASS), the nation’s leading provider of transportation, utility and telecom invoice payment and information services, reports that it earned $1.77 per fully diluted share for the year ended Dec. 31, 2006, a 37% increase over the $1.29 per share (adjusted for a 50% stock dividend issued Sept. 15, 2006) earned in 2005. Net income was $15,066,000 in 2006, a 38% increase over the $10,946,000 earned in 2005.

Income from continuing operations before taxes (excluding a 2005 impairment charge) increased $4,502,000 or 23 % over 2005. Total revenue from continuing operations rose $10,663,000 or 15% as Cass boosted processing volumes, fee revenues and investment income. Payment and processing fees increased 12% or $4,442,000, as a result of the 18% increase in utility volume and 8% increase in transportation volume.

Net investment income was up 20% or $6,495,000 due to growth in funds generated from processing activities and higher prevailing interest rates.

Operating expenses for continuing operations for the year were up 12% or $6,161,000, due mainly to increased processing activity.

“On behalf of our shareholders, I am gratified that Cass was able to convincingly attain the double-digit earnings growth that we thought was within reach as we entered fiscal 2006,” said Lawrence A. Collett, Cass chief executive officer and chairman. “Even though national economic factors and trends may not be as beneficial for us in 2007 as they were in 2006, we remain confident in the abilities of our people to grow the company in the year ahead.”

4th Quarter 2006 Earnings Up 48%

Fourth quarter 2006 earnings were 43 cents per fully-diluted share, a 48% increase over the 29 cents posted in the fourth quarter of 2005. Net income for the period was $3,695,000 compared to the $2,502,000 reported during the final quarter of 2005. (Two significant events affected fourth quarter 2005 results: the sale of a wholly owned subsidiary that generated a pre-tax gain of $1,336,000 and the impairment of an equity investment that produced a $3,100,000 pre-tax loss).

About Cass Information Systems

Cass Information Systems is the leading provider of transportation, utility and telecom invoice payment and information services. The company, which has been involved in the payables services and information support business since 1956, disburses over $19 billion annually on behalf of customers from processing centers in St. Louis, Mo., Columbus, Ohio, Boston, Mass., Greenville, S.C. and Wellington, Kansas. The support of Cass Commercial Bank, founded in 1906, makes Cass Information Systems unique in the industry. Cass is part of the Russell 2000® Index.

Selected Consolidated Financial Data

The following table presents selected unaudited consolidated financial data (in thousands, except per share data) for the periods ended December 31, 2006 and 2005:

	Quarter Ended 12/31/06	Quarter Ended 12/31/05	Year Ended 12/31/06	Year Ended 12/31/05
Transportation Invoice Volume	5,909	5,860	24,220	22,348
Transportation Dollar Volume	$3,476,395	$3,400,498	$14,199,389	$11,949,052
Utility Transaction Volume	1,868	1,430	6,665	5,655
Utility Dollar Volume	$1,483,314	$1,256,192	$5,671,892	$4,423,045
Payment and Processing Fees	$10,490	$9,415	$40,343	$35,901
Net Investment Income	9,813	9,331	39,284	32,789
Gain on Sales of Debt Securities	—	—	—	547
Other	583	554	2,478	2,205

Total Revenues	$20,886	$19,300	$82,105	$71,442
Salaries and Benefits	$11,003	$9,764	$42,676	$38,044
Occupancy	517	498	1,979	1,941
Equipment	800	649	2,928	2,795
Other	2,783	2,435	10,694	9,336

Total Operating Expenses	$15,103	$13,346	$58,277	$52,116
Impairment of Equity Investment	—	3,100	—	3,100

Income from Continuing Operations before Income Taxes	$5,783	$2,854	$23,828	$16,226
Provision for Income Taxes	$1,970	$436	$8,367	$4,982

Income from Continuing Operations	$3,813	$2,418	$15,461	$11,244
(Loss) Income from Discontinued Operations	(200)	832	(675)	259
(Credit) Provision for Income Taxes	(82)	748	(280)	557

(Loss) Income from Discontinued Operations	$(118)	$84	$(395)	$(298)
Net Income	$3,695	$2,502	$15,066	$10,946

Average Earning Assets	$793,937	$742,367	$762,397	$697,285
Net Interest Margin	5.42%	5.24%	5.50%	4.95%
Allowance for Loan Losses to Loans	1.31%	1.19%	1.31%	1.19%
Non-performing Loans to Total Loans	.16%	.28%	.16%	.28%
Net Loan Charge-offs to Loans	—	.02%	.17%	.10%
Provision for Loan Losses	$650	$150	$1,150	$775
Non-performing Loans	$795	$1,464	$795	$1,464
Basic Earnings per Share from Continuing Operations	$.46	$.29	$1.86	$1.36
Basic Earnings per Share from Discontinued Operations	(.02)	.02	(.05)	(.03)
Basic Earnings per Share	$.44	$.31	$1.81	$1.33
Diluted Earnings per Share from Continuing Operations	$.45	$.29	$1.82	$1.33
Diluted Earnings per Share from Discontinued Operations	(.02)	—	(.05)	(.04)
Diluted Earnings per Share	$.43	$.29	$1.77	$1.29

Note to Investors

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the company’s actual results, see the company’s reports filed from time to time with the Securities and Exchange Commission including the company’s annual report on Form 10-K for the year ended December 31, 2005.